Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Lisa Fortuna
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6779
FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 7, 2006
LIBBEY INC. REVISES TERMS OF PRIVATE DEBT OFFERING
TOLEDO, OHIO, JUNE 7, 2006—Libbey Inc. (NYSE: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary Libbey Glass Inc. (“Libbey Glass”) has revised the terms of its previously announced debt offering related to the acquisition of the remaining equity interest in Libbey’s Mexican joint venture (“Crisa”) with Vitro, S.A. de C.V. (“Vitro”) and refinancing of other existing debt.
Under the new proposed terms of the financing, Libbey Glass plans to issue in private offerings, subject to market conditions and other factors, (i) $300 million aggregate principal amount of floating rate senior secured notes due 2011 (the “Senior Secured Notes”) and (ii) $100 million aggregate amount of units consisting of senior subordinated secured pay-in-kind notes due 2011 (the “PIK Notes”) and warrants to purchase a number of shares equal to an aggregate of three percent of Libbey’s outstanding common stock, on a fully diluted basis (the “Warrants”). Each Warrant will be exercisable at a 10% premium over the average market price of Libbey common stock as determined during a specified number of consecutive trading days prior to issuance of the Warrants.
The Senior Secured Notes and the PIK Notes will be guaranteed by Libbey and all of Libbey Glass’ existing and future subsidiaries that guarantee any of Libbey Glass’ debt or debt of any subsidiary guarantor. The Senior Secured Notes and related guarantees will have the benefit of a second-priority lien, subject to permitted liens, on collateral consisting of substantially all the tangible and intangible assets of Libbey Glass and its subsidiary guarantors (the “Collateral”) that secure all of the indebtedness under Libbey Glass’ new senior secured credit facility to be entered into concurrently with the closing of the offering of the Senior Secured Notes (the “ABL Facility”). The Collateral will not include the assets of non-guarantor subsidiaries that will secure the ABL Facility. The PIK Notes and related guarantees will be senior subordinated obligations of Libbey Glass and the guarantors of the PIK Notes, and will have the benefit of a third-priority lien, subject to permitted liens, on the Collateral.

Libbey Glass intends to use the proceeds from the offerings, in conjunction with initial borrowings under the ABL Facility, to (1) finance the purchase price for the remaining 51% equity interest in Crisa (bringing Libbey’s ownership to 100%), (2) repay amounts outstanding under Libbey’s existing senior secured credit facility, (3) redeem Libbey’s currently outstanding senior notes, (4) repay existing indebtedness of Crisa, (5) refinance the euro-denominated working capital line of credit of its wholly owned subsidiary Libbey Europe B.V., and (6) pay related fees, expenses and redemption premiums.
The Senior Secured Notes, the PIK Notes, the related guarantees, the Warrants and the shares of Libbey common stock issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The offering of the Senior Secured Notes will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (“Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The offering of the PIK Notes and the Warrants will be made only to an accredited investor within the meaning of Rule 501(a) of Regulation D pursuant to an applicable exemption from registration in accordance with Section 4(2) under the Securities Act.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States, Portugal and the Netherlands. Its subsidiaries produce and sell glass tableware, ceramic dinnerware, metal flatware and holloware and plastic items for the foodservice industry.
The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward- looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.